SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File No.        000-31475

Andrx Corporation

(Exact name of registrant as specified in its charter)

4955 Orange Drive, Davie, FL 33314 (954) 584-0300

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Andrx Corporation — Cybear Group Common Stock, $0.001 par value

(Title of each class of securities covered by this Form)

Andrx Corporation — Andrx Group Common Stock, $0.001 par value

(Titles of all other classes of securities for which a duty
to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☒	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(ii)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 15d-6	☐
Rule 12h-3(b)(1)(i)	☐

      Approximate number of holders of record as of the certification or notice date:          0

      Pursuant to the requirements of the Securities Exchange Act of 1934, Andrx corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:	May 20, 2002	By: /s/ Scott Lodin

Scott Lodin, Executive Vice President and General Counsel

Instruction: This form is required by Rules 2g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.